                                                                  Exhibit (c)(4)

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT ("Agreement"), dated as of February 10, 1998, by and between Richard Brandewie (the "Executive") and Montgomery Tank Lines, Inc., an Illinois corporation (the "Company").

     WHEREAS, the Executive is currently an employee of  the Company;

     WHEREAS, concurrently with the execution and delivery of this Agreement, MTL Inc. and Sombrero Acquisition Corp. are entering into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof; and

     WHEREAS, MTL Inc. and Sombrero Acquisition Corp. intend that the Company continue the employment of the Executive pursuant to the terms and conditions hereof.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

     1. Employment. The Company hereby employs the Executive, and the Executive
        ----------
hereby accepts employment by the Company, upon the terms and conditions hereinafter set forth. The Executive's employment hereunder shall commence, and shall be effective only upon, the occurrence of the "Effective Time" of the Merger Agreement (the "Effective Date").

     2. Term. Subject to the provisions for earlier termination as herein
        ----
provided, the employment of the Executive hereunder will be for the period commencing on the Effective Date and ending on the second anniversary of such date. On the first anniversary of the Effective Date, and on each anniversary thereafter, the term of this Agreement shall automatically be extended by an additional one year unless, no later than 90 days prior to any such renewal date, either the Company or the Executive gives written notice to the other that the term will not be extended, in which case the Executive's employment hereunder shall terminate upon the expiration of the then-current term. The period of the Executive's employment under this Agreement, as it may be terminated or extended from time to time as provided herein, is referred to hereafter as the "Employment Period."

     3. Duties and Responsibilities. The Executive will be employed by the
        ---------------------------
Company in the same capacity as such Executive is currently employed by the Company. The Executive will faithfully perform the duties and responsibilities of such office, as they may be assigned from time to time by the Board of Directors of the Company (the "Board") or the Board's designee. The Executive shall devote full-time attention and energy during all business hours during the Employment Period (subject to sick leave and vacation time taken in accordance with Company policy) to the business of the Company, and at all times the Executive shall use his best efforts to serve and advance the business of the Company. During the Employment Period, the Executive will not be engaged in any other business activity which, in the reasonable judgment of the Board or its designee, conflicts with the duties of the Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage, except for such passive investments permitted under Section 7(a)(i) hereof.

  4.   Compensation and Benefits.
       -------------------------

  (a)  Base Salary.  The Company will pay to the Executive an annual base salary
       -----------
of not less than $192,238.80, payable in accordance with the Company's normal payroll policy. The Executive's base salary shall be reviewed annually by the Board and shall be subject to increase at the option and sole discretion of the Board.

  (b)  Bonus.  The Executive shall be eligible to receive, at the sole
       -----
discretion of the Board, an annual cash bonus based on pre-determined performance standards established pursuant to the Company's Goal-Oriented Compensation Achievement Plan on the date hereof, or such other annual bonus plan as may be in effect from time to time. The Executive shall have a target bonus of 42% of his base salary under such plan. The bonus target under such plan for 1998 shall be based on the annual bonus targets that have been set prior to the Effective Date hereof, but adjusted by the Compensation Committee of the Board (in consultation with management) to reflect the effect on the Company of the transactions contemplated by the Merger Agreement. In addition, the Company will reserve an additional bonus amount equal to 18% of base salary, payable in whole or in part based on guidelines established and evaluated by the Compensation Committee of the Board (in consultation with management) relating to extraordinary performance by the Company and Executive.

  (c)  Benefits.  In addition to the salary and cash bonus referred to above,
       --------
the Executive shall be entitled during the Employment Period to participate in such employee benefit plans or programs of the Company, and shall be entitled to such other fringe benefits, as are from time to time made available by the Company generally to employees of the Executive's position, tenure, salary, and other qualifications, on terms and conditions at least as favorable as those provided to such similarly situated employees. The employee benefits plans available to the Executive during the Employment Period shall be comparable, in the aggregate, to those made available to the Executive by the Company immediately prior to the Effective Date. The Executive acknowledges and agrees that the Company does not guarantee the adoption of any particular employee benefit plan or program or other fringe benefit during the Employment Period, and participation by the Executive in any such plan or program shall be subject to the rules and regulations applicable thereto.

  (d)  Stock Options.  Upon consummation of the transactions contemplated under
       -------------
the Merger Agreement, the Executive shall be granted options to purchase 25,500 shares of common stock of the Company under the terms of the Option Plan described in Attachment A hereto (the "New Options"). In addition, the Executive

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

shall be eligible for such other awards, if any, under the Option Plan or any other stock option or other equity-based incentive plan as shall be granted to the Executive from time to time by the Board or its designee, in its sole discretion.

     (e)    Expenses. The Company will reimburse the Executive, in accordance
            --------
with the practices in effect from time to time for other officers or staff personnel of the Company, for all reasonable and necessary business expenses incurred by the Executive for or on behalf of the Company in the performance of the Executive's duties hereunder, upon presentation by the Executive to the Company of appropriate vouchers or documentation.

     5.     Termination. The Company reserves the right to terminate the
            -----------
Executive's employment hereunder at any time with or without Cause (as defined herein), subject to the provisions of section 6(d) hereof. In addition, the Executive's employment hereunder may be terminated by the Company under the following circumstances:

     (a)    Death. The Executive's employment hereunder shall terminate upon his
            -----
death.

     (b)    Disability. If, as a result of the Executive's incapacity due to
            ----------
physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for three consecutive months or for a period in excess of six months within any twelve month period (whether or not consecutive), and within thirty days after written notice of termination is given (which may occur before or after the end of such absence period) shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate the Executive's employment hereunder on the basis of disability.

     (c)    For Cause. The Company may terminate the Executive's employment
            ---------
hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder if such termination shall be the result of:

     (i) the willful failure by the Executive to substantially perform his duties hereunder (which shall be deemed to include, without limitation, habitual absenteeism or dereliction of duty), which failure continues following written notice to the Executive by the Company;

     (ii) disobeying in a material respect any written and legally appropriate directives of the Board that are specific in nature;

     (iii) a material breach of the Executive's fiduciary duty to the Company or fraud, willful misconduct or material dishonesty in connection with the Executive's performance hereunder;

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

         (iv) the material breach of any of the covenants set forth in Section 7 hereof; or

         (v) indictment or conviction for, or plea of guilty or nolo contendere to a charge of commission of a felony.

Any termination of the Executive's employment for Cause by the Company shall be communicated by a written notice of termination, indicating the specific termination provision in the Agreement relied upon and setting forth the facts that provide the basis for the Executive's termination. Such notice must be given at least thirty days prior to termination, and the Executive shall have the opportunity during such notification period to cure or correct any failure or breach upon which the Executive's termination is based.

         (d)    Good Reason. The Executive may terminate his employment
                -----------
hereunder for "Good Reason." For purposes of this Agreement, the Executive shall have "Good Reason" to terminate his employment if such termination shall be the result of:

         (i) a material diminution by the Company in the Executive's duties and responsibilities as contemplated by Section 3 hereof;

         (ii) a material breach by the Company of its compensation and benefit obligations under Section 4 hereof; or

         (iii) an involuntary relocation by more than 50 miles of the Executive's principal place of business as of the Effective Date.

Any termination of the Executive's employment for Good Reason by the Executive shall be communicated by a written notice of termination, indicating the specific termination provision in the Agreement relied upon and setting forth the facts that provide the basis for the Executive's termination. Such notice must be given at least thirty days prior to termination, and the Company shall have the opportunity during such notification period to cure or correct any failure or breach upon which the Executive's termination is based.

         6.     Compensation Upon Termination.
                -----------------------------

         (a)    Death. If the Executive's employment is terminated by his death,
                -----
the Company shall pay to the Executive's legal representative (in accordance with Section 18 hereof) (i) any unpaid base salary through the date of death and for sixty days thereafter and (ii) a pro rata annual bonus as calculated in accordance with Section 6(f) hereof. Except as provided in Section 6(g) hereof, the Company shall have no further obligation to the Executive hereunder.

         (b)    Disability. During any period that the Executive fails to
                ----------
perform his duties hereunder as a result of incapacity due to disability as described in Section 5(b) above, the Executive shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to Section 5(b) hereof, provided

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

that payments so made to the Executive during the disability period shall be reduced by the sum of the amounts, if any, paid to the Executive at or prior to the time of any such payment under any disability benefit plans of the Company or under the Social Security disability insurance program. The Executive shall also receive a pro rata annual bonus for the year of termination as calculated in accordance with Section 6(f) hereof.

         (c)    For Cause; Voluntary Termination, Etc. If the Executive's
                -------------------------------------
employment shall be terminated (i) by the Company for Cause, (ii) by the Executive other than for Good Reason or (iii) by either party by providing written notice of termination pursuant to Section 2 of this Agreement, the Company shall pay the Executive his base salary through the final date of employment and, except as provided in Section 6(g) hereof, the Company shall have no further obligation to the Executive hereunder.

         (d)    Without Cause; Good Reason. In the event of termination of the
                --------------------------
Executive's employment hereunder by the Company without Cause (other than upon death or disability) or by the Executive for Good Reason, the Executive shall be entitled to the following severance pay and benefits:

         (i) severance payments in the form of continuation of the Executive's base salary as in effect immediately prior to such termination over the then-remaining current term hereof (the "Severance Period");

         (ii) continuation during the Severance Period of coverage under the group medical benefits plan in which the Executive is participating at the time of termination; provided, however, that the Company's obligation to provide such coverage shall be terminated if the Executive obtains comparable substitute coverage from another employer at any time during the Severance Period; and

         (iii) a pro rata bonus as calculated in accordance with Section 6(f) hereof.

         (e)    Sole Remedy. The parties agree that the foregoing shall
                -----------
constitute the Executive's sole and exclusive rights and remedies by reason of termination pursuant to this Section 6, and that with respect to Section 6(d) above, such amounts shall constitute an agreement between the parties of liquidated damages for the Executive by reason of any such termination. It is further understood that neither party hereto shall be entitled to punitive, consequential or special damages with respect to any claim hereunder, and each party waives all such rights and remedies if any.

         (f)    Pro Rata Bonus. If the Executive's employment is terminated
                --------------
under Section 5 hereof as a result of death, disability, by the Company without Cause or by the Executive for Good Reason, the Executive shall receive a pro rata portion of the annual bonus for the year in which the termination occurs (based on the period of service prior to such termination), with such amount calculated and paid following the completion of the year based on the Company's performance applicable under the terms

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

of the bonus plan, to be applied on a basis consistent with the methodology used for other plan participants.

         (g)    Other Benefits. The benefits payable to the Executive under this
                --------------
Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, and upon termination the Executive will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements.

         7.     Restrictive Covenants.
                ---------------------

         (a)    Covenant Not to Compete.
                -----------------------

         (i) During the Employment Period and until (A) the expiration of the then-current remaining term of this Agreement, in the event the Executive is terminated by the Company for Cause or the Executive voluntarily resigns other than for Good Reason or (B) the expiration of the Severance Period, if the Executive is terminated by the Company without Cause or resigns for Good Reason (the "Restricted Period"), the Executive will not, within any geographical area in which the Company or any of its subsidiaries, affiliates or owner-operators conducts business, directly or indirectly own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any entity that engages in the bulk transportation services business or any related service in the bulk transportation services industry in which the Company or any of its subsidiaries is engaged on the date of the Executive's termination of employment (the "BTS Business"), except that the Executive shall be allowed to invest his assets in the securities of public companies engaged in the BTS Business if such holdings are passive investments which do not involve the Executive's holding with respect to any such entity the position of officer, director, employee, consultant or general partner, or owning directly or indirectly two percent (2%) or more of the stock, whether voting or not, of any such entity, and which do not involve the Executive becoming a secured or unsecured creditor of any such entity.

         (ii) At its sole option, the Company may extend by a period of up to one year the Restricted Period applicable under Sections 7(a)(i) and (iii) hereof by providing to the Executive the severance payments and benefits referred to in Section 6(d)(i)-(ii) hereof for the duration of any such extended period. The Company shall notify the Executive if it wishes to exercise this option not later than 90 days prior to the expiration of the then-current Restricted Period.

         (iii) During the Restricted Period, the Executive agrees to refrain from interfering with the employment relationship between the Company, its subsidiaries and its affiliates and their respective employees, members of the Company's "Affiliate Program" (as defined in the Merger Agreement) or other independent owner/operators by soliciting any of such individuals to participate in

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

     independent business ventures, and the Executive agrees to refrain from soliciting business from any client or prospective client of the Company or any of its subsidiaries or affiliates for the Executive's benefit or for any entity in which the Executive has an interest or is employed.

         (iv) In the event of a knowing, willful and material breach of the restrictive covenants set forth in this Section 7(a), the Company shall have the right, in its sole discretion, and in addition to its right of enforcement under Section 8 hereof and any other right of enforcement or recovery available to the Company at law or equity or under this Agreement, to (a) suspend or cancel the Executive's right to exercise the New Options (whether or not then otherwise exercisable), (b) suspend or cancel the Executive's pending right to receive an issuance of shares in settlement of any New Option exercise, and/or (c) either (1) cancel the shares issued upon exercise of the New Options (with repayment to the Executive of the full purchase price paid for such shares) or (2) require the Executive to pay to the Company in cash an amount equal to the gain realized by the Executive upon exercise of any New Option; provided, however, that the foregoing shall not apply to any New Options exercised more than six months prior to the date of termination of employment. The Company shall provide at least five days advance notice and opportunity to cure before exercising this right.

         (b)  Intellectual Property. During the Employment Period, the Executive
              ---------------------
will disclose to the Company all ideas, inventions, creations, business plans and other intellectual property developed by the Executive during such period which relate directly or indirectly to the BTS Business, including, without limitation, any process, operation, product or improvement which may be patentable or copyrightable. The Executive agrees that such will be the property of the Company and that the Executive will, at the Company's request and cost, do whatever is necessary to secure the rights thereto by patent, copyright or otherwise to the Company. The Executive shall be prohibited from making use of or implementing any such ideas, inventions or business plans in connection with his employment with a business that is considered a competitor under Section 7(a)(i) hereof.

         (c)  Confidentiality. During the Employment Period and at all times
              ---------------
thereafter, the Executive agrees that he will not divulge to anyone (other than the Company or any persons employed or designated by the Company) any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company or any of its subsidiaries or affiliates, including, without limitation, all types of trade secrets (unless readily ascertainable from public or published information or trade sources), product design and customer and supplier information. The Executive further agrees not to disclose, publish or make use of any such knowledge or information for personal purposes or for the benefit of any person, firm, corporation or other entity (other than the Company or any persons employed or designated by the Company) without the prior written consent of the Company.

         (d)  Remedy for Breach. In addition to any remedies available to the
              -----------------
Company at law or under this Agreement, the Executive hereby consents and agrees that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of this Section 7 and the Executive hereby consents that such restraining order or injunction may be granted.

         8.   Enforcement. It is the desire and intent of the parties hereto
              -----------
that the provisions of this Agreement be enforceable by a court of competent jurisdiction to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction where this Agreement may be subject to review and interpretation, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein.

         9.   Survival. Notwithstanding anything contained in this Agreement to
              --------
the contrary, the provisions of Sections 6, 7 and 8 hereof will survive the expiration or other termination of this Agreement until, by their terms, such provisions are no longer operative.

         10.  Effectiveness. This Agreement shall become effective upon
              -------------
consummation of the transactions contemplated by the Merger Agreement and prior thereto shall be of no force and effect. If the Merger Agreement shall be terminated in accordance with its terms, this Agreement shall automatically be deemed to have been terminated and shall thereafter be of no force or effect.

         11.  Notices. Notices and other communications hereunder will be in
              -------
writing and will be delivered personally or sent by air courier or first class certified or registered mail, return receipt requested and postage prepaid, addressed as follows:

if to the Executive:               Richard Brandewie
                                   3309 W. Lykes
                                   Tampa, Florida  33609

and if to the Company:         Montgomery Tank Lines, Inc.
                                   3108 Central Drive
                                   Plant City, Florida  33566
                                   Attention:

with a copy to:                    Joshua Harris
                                   c/o Apollo Management, L.P.
                                   1301 Avenue of the Americas, 38th Floor
                                   New York, NY 10019

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

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement will be deemed to have been given on the date of delivery, if personally delivered; on the business day after the date when sent, if sent by air courier; and on the third business day after the date when sent, if sent by mail, in each case addressed to such party as provided in this Section 11 or in accordance with the latest unrevoked direction from such party.

     12. Arbitration. Except as specifically provided in Section 8 hereof, any
         -----------
dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The attorney's fees and expenses of the prevailing party shall be paid by the non-prevailing party, based on a determination made by the arbitrator for this purpose as to which party is the prevailing party hereunder. Arbitrators will be selected from the American Arbitration Association's panel of arbitrators in the New York region and the location of the arbitration proceeding shall be in Hillsborough County, Florida.

     13. Governing Law. This Agreement will be governed by, and construed and
         -------------
enforced in accordance with, the laws of the State of Florida, without reference to conflict of law principles.

     14. Waiver of Breach. The waiver by either party of a breach of any
         ----------------
provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.

     15. Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties with respect thereof. This Agreement may be amended only by an agreement in writing signed by the parties hereto.

     16. Headings. The section headings contained in this Agreement are for
         --------
reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     17. Severability. Any provision of this Agreement that is prohibited or
         ------------
unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

     18. Assignment; Successors. This Agreement is personal in its nature and
         ----------------------
the parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, that
(i) the provisions hereof will inure to the benefit of, and be binding upon, each successor of the Company, whether by merger, consolidation, transfer of all or substantially all of its assets or otherwise and (ii)

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

all of the Executive's rights to compensation following his death shall inure to the benefit of his heirs, estate, personal representatives or designees or other legal representatives as the case may be.

     19. Shareholders Agreement. The parties hereto shall use reasonable efforts
         ----------------------
to enter into a Shareholders Agreement effective as of the Effective Date hereof substantially in accordance with the terms attached hereto as Attachment B.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.



                                       MONTGOMERY TANK LINES, INC.


                                       /s/ Charles J. O'Brien, Jr.
                                       -----------------------------------------
                                       By: Charles J. O'Brien, Jr.
                                       Title: Vice President



                                       EXECUTIVE


                                       /s/ Richard Brandewie
                                       -----------------------------------------
                                                    Richard Brandewie

                                                                   Attachment A


                                  OPTION PLAN



Issuer                     MTL Inc. ("Company")

Percent of Outstanding     Assuming $68,000,000 in initial equity at $40 per
Common Stock               share and 1,700,000 shares outstanding, options with
                           respect to a total of 188,889 shares will be available for grant.

Allocation                 The option shares shall be allocated by the
                           Compensation Committee of the Board of Directors (the
                           "Compensation Committee"), except that Richard
                           Brandewie, Marvin Sexton and Charles O'Brien will each receive initial option grants of 25,500 shares.

Time Vesting               50% of each option grant will time vest in equal
                           increments over four years ending on the fourth anniversary of the last day of the quarter during which the Merger shall become effective. Assuming the Merger becomes effective on April 15, 1998, such options will vest in equal 25% increments on June 30, 1999, 2000, 2001 and 2002.

Performance Vesting        50% of each option grant will vest upon the
                           attainment by the Company of per share equity targets on annual target dates commencing with the first anniversary of the last day of the calendar quarter during which the Merger shall become effective. For purposes of vesting, the performance-based options shall be divided into three equal tiers subject to the following per share equity targets:

                                        Year 1    Year 2    Year 3    Year 4
                                        ------    ------    ------    ------
                           Tier 1        56.00     78.40    109.76    153.66
                           Tier 2        54.00     72.90     98.42    132.86
                           Tier 3        52.00     67.60     87.88    114.24

                           Options not vested under the above schedule will still vest based on continued employment until 10 years or sooner as determined by the Board of Directors of the Company.

                           For each target that is achieved, the options attributable to the tier meeting the target for such year will vest on the last day of the applicable calendar quarter, provided that the determination as to whether a target was achieved shall be made when the Company's audited financials for the applicable period become available. If the target per share equity levels for a tier are not achieved for any year, the Compensation Committee, upon consultation with management, will have the discretion to cause all or part of such options to vest. In addition, for any year in which a per share equity target for a tier is missed by less than 20%, the shares that did not vest in such year with respect to such tier shall vest if either (i) the per share equity target for such tier is attained for the next succeeding year, or (ii) for the next succeeding year the per share equity target for a tier is missed by less than 20% and the per share equity target is attained for the second succeeding year. Awards not vested by year 4 will no longer be qualified for performance vesting.

                           Per share equity will equal ((i) EBITDA for the relevant trailing twelve-month period times (ii) 6.5); plus ((i) cash plus the aggregate exercise price of "in the money" options, minus (ii) liquidation value of debt and preferred stock); divided by (as of the date of calculation) ((i) number of shares outstanding plus (ii) number of shares subject to "in the money" options and (iii) other in the money convertible and derivative securities).

                           The calculation of EBITDA shall be subject to the following adjustments: (1) EBITDA shall exclude non-recurring extraordinary items other than business acquisitions and dispositions, as well as other unusual gains and losses as approved by the Compensation Committee in its sole discretion; (2) EBITDA shall be adjusted to reflect business acquisitions or dispositions occurring in the first three quarters of a year on a pro-forma combined basis as if the transaction had occurred at the beginning of such year, taking into account synergies (as mutually agreed) that are allowed to be included in pro-forma calculations under Regulation S-X; and
                           (3) EBITDA shall exclude Apollo's annual management fee charged to the Company.

                           In the event of the sale of the Company (including a merger or the sale of substantially all of the assets or the stock of the Company) other than to an affiliate of Apollo: (i) if such sale occurs prior to the end of Year 4, all performance-based options shall become time vested options to the extent that the fair market value of the per share consideration received in the sale (after giving effect to the vesting described herein) equals or exceeds the per share equity target established for the applicable tier for the year in which such transaction occurs (with such target to be prorated for the time that a sale closes during any such year); (ii) if such sale occurs after Year 4, and the performance target for any tier has not been met (but is missed by less than 20%), the options with respect to such tier shall be eligible for full vesting upon such sale to the extent that the fair market value of the per share consideration received in the sale (after giving effect to the vesting described herein) equals or exceeds the per share equity target that would be applicable for such year assuming that the targets set forth in the foregoing schedule were extrapolated based on a progression rate consistent with the annual targets for such tier (with such target to be prorated for the time that a sale closes during any such year).

Exercise Price             $40 per share, Apollo's assumed per share buy-in
                           price.

Expiration Date            Options expire ten years from the date of grant.

Vesting Vesting of options will occur only during an employee's term of employment, provided that options will become fully vested in the event of a termination of employment without "cause" or for "good reason" (as defined in the Employment Agreement) within six months following the sale of the Company.

IPO If the Company sells shares of Common Stock in a qualified public offering (the "Offering") before the end of Year 4, the per share equity performance targets for December 31 of each year after the close of the Offering will be measured against the average closing stock price for the 30 trading days immediately preceding the applicable target date.

Adjustments                The options will be subject to standard adjustment
                           provisions in the event of corporate reorganization, recapitalization, stock dividends, stock splits, etc.

Shareholders Agreement     All stock acquired pursuant to exercise of the
                           options will be subject to the terms of the Shareholders Agreement.

                                                                    Attachment B


                     TERM SHEET FOR SHAREHOLDERS' AGREEMENT
                     --------------------------------------

     . Parties:

           - Apollo Entities ("Apollo")

           - Management Shareholders ("Management Shareholders")

           - Babbitt Shareholders (the Management Shareholders and the Babbitt Shareholders, collectively, the "Shareholders")

     . Board of Directors:

           - The parties agree that, if employed by the Company, Elton E. Babbitt, Richard J. Brandewie, Marvin Sexton and Charles J. O'Brien, Jr. shall be appointed to serve as directors of the Company if they so choose.

     . Affiliate Transactions:

           - Any transactions between the Company and any affiliate (including Apollo) shall be on an arms-length basis as determined in good faith by the board of directors of the Company in their reasonable business judgment. The parties agree and acknowledge that the Company will pay the management fees to Apollo as set forth in the Management Agreement between Apollo and the Company. The parties further agree that Apollo shall be entitled to a transaction fee of up to one point per transaction as determined in the sole discretion of Apollo. Except as set forth above, no other fees shall be payable to Apollo, except as approved by a majority of the disinterested directors of the Company.

     . Restrictions on Transfer:

           - Common Stock, Options, and, to the extent applicable, Preferred Stock will be restricted securities under the Securities Act.

           - Certificates shall contain standard legends.

           - Tag-Along Rights: If Apollo transfers shares (i) in a public offering (as provided below under Registration Rights including, without limitation, underwriters' cutbacks) or (ii) individually, or in any series of related transactions, greater than 10% of the class of securities outstanding, Shareholders can tag-along their pro rata share on the same terms and conditions as Apollo as set forth in the tag-along notice required to be given by Apollo to the Shareholders.

           - Drag-Along Rights: If Apollo proposes to sell 50% or more of its initial ownership or 50% or more of the outstanding capital stock of the Company, Apollo may require Shareholders to sell their pro rata portion of their shares (including requiring the exercise of Options held by Shareholders and the sale of such shares) on the same terms and conditions as Apollo as set forth in the drag-along notice. If the drag-along sale would include a prohibition on Shareholders from competing in any line of business or geographic area, the Shareholders shall not be required to sell to such third party, but shall be obligated to sell their pro rata portion directly to Apollo. The drag-along rights shall not apply to a sale to an affiliate of Apollo.

           - No Sale Period: Shareholders will not sell their shares or options for a period of two and one-half years, subject to the rights contained herein under the headings "Tag-Along Rights," "Drag-Along Rights," "Registration Rights" and "Other Liquidity Events."

           - Right of First Refusal: Following the end of the no sale period, if any Shareholder proposes to sell its shares (other than to a permitted transferee), such Management Shareholder shall submit to Apollo a right of first refusal notice which shall state the terms of the proposed transaction. Apollo shall give notice of its intention to purchase all, but not less than all of such shares at the price and on the terms set forth in the right of first refusal notice. Any transferee shall be required to execute the Shareholders Agreement.

     . Registration Rights:

           - Shareholders will have unlimited piggy-back registration rights other than with respect to an initial public offering. The Company will give at least five days notice prior to the anticipated filing date, and the Shareholders will have two business days to notify the Company of its desire to be included in such registration statement. The Company will use its reasonable best efforts to include the Shareholders shares in such registration statement; provided that if such registration involves an underwritten public offering, such Shareholders agree to sell their shares to the underwriters on the same terms as the Company. In addition, Shareholders' piggy-back rights shall be subject to certain public offering limitations, including pro rata cut-backs of Shareholders shares due to underwriter market limitations and non-pro rata cut-backs at the underwriter's request. Each shareholder will agree not to sell any shares during the black-out period prior to a public offering by the Company and during the period after the effective date of a registration statement equal to the lesser of 180 days and such shorter period as the Company and the lead managing underwriter agree. Registration expenses shall be the responsibility of the Company and selling expenses relating to the underwriting shall be the responsibility of the selling Shareholders. It is expressly understood that the rights of any selling shareholder to include shares in a piggy-back registration shall be subordinate to those of the Company.

     . Indemnification:

           - The Company shall provide standard indemnification to all Shareholders against liability arising out of untrue statements of material facts in the registration statement or prospectus (except for information provided by such Shareholders, in their capacity as a Shareholder.)

           - All Shareholders shall indemnify the Company against liability arising out of untrue statements of material facts in connection with information provided by such Shareholders, in their capacity as a Shareholder, for inclusion in the registration statement or prospectus.

     . Contribution:

           - If indemnification is unavailable, then each indemnifying party shall contribute such amount payable as a result of such liability in proportion to reflect the relative benefits and relative faults of the Company and the Shareholders.

     . Public Offerings:

           - Shareholders may not participate in any underwritten public offering, unless they agree to sell their shares on the basis provided in the underwriting arrangements and comply with the covenants and agreements contained in such underwriting agreement.

           - All Shareholders shall maintain the confidentiality of information made available in connection with their investment in the Company.

           - Expiration of Registration Rights: The rights of Shareholders to registration rights shall expire on the date which is the earlier of (i) the date upon which all such securities may be resold under Rule 144 without limitation and (ii) four years from the date of the Shareholders' Agreement.

     . Other Liquidity Events:

           - Upon termination of any Management Shareholder under the conditions specified, the parties shall have the following put/call options with respect to the Stock and Options held by such terminating Management Shareholder:

             For Cause (other                                                                Without Cause
            than Special Cause):       For Special Cause:      Voluntary Termination         or Good Reason
            --------------------       ------------------      ---------------------         --------------
Stock:     Company or Apollo can    Company or Apollo can     Company or Apollo can     Management Shareholder
           call at Fair Market      call at cost, purchase    call at Fair Market       may put Stock with a
           Value, purchase price    price payable             Value, purchase price     Fair Market Value equal
           payable immediately.     immediately.              payable immediately.      to the Management
                                                                                        Shareholder's original
                                                                                        investment in the
                                                                                        Stock, purchase price
                                                                                        payable promptly (after
                                                                                        allowing the Company a
                                                                                        reasonable time period
                                                                                        to finance such
                                                                                        purchase), subject to
                                                                                        debt and legal
                                                                                        requirements.  Apollo
                                                                                        may, but shall not be
                                                                                        required to, honor the
                                                                                        Company's obligations
                                                                                        with respect to the put.

Vested     Company or Apollo can    Company or Apollo can     Company or Apollo can     No put or call.
 Options:  call at Fair Market      call at cost.             call at Fair Market       Options will continue
           Value, purchase price                              Value, purchase price     throughout the exercise
           payable immediately.                               payable immediately. If   period.
                                                              not purchased, Options
                                                              will continue
                                                              throughout the exercise
                                                              period.

           - If a Management Shareholder remains employed after four years he shall be entitled to put Stock with a Fair Market Value equal to such Management Shareholder's original investment in the Stock. The purchase price shall be paid promptly (after allowing the Company a reasonable time period to finance such purchase), subject to debt and legal requirements. Apollo may, but shall not be required to, honor the Company's obligations with respect to the put.

           - For the purposes of the foregoing "Cause" and "Good Reason" shall be defined as set forth in the relevant Employment Agreement of the Management Shareholder and "Special Cause" shall mean a Cause event which results in damage to the business, reputation or financial condition of the Company. In each case, if not purchased pursuant to the put or call, the Shareholder can continue to hold the Stock

           - The Fair Market Value of a share of Stock will be calculated on the same basis as "Per share equity" as set forth under the heading "Performance Vesting" in the Option Plan term sheet of today's date.

           - All puts and calls above must be exercised and closed within 180 days of the date on which they are triggered.

           - The Company will use commercially reasonable efforts to cause the covenants in its debt agreements to allow exercise of the put/call options in the event of Management Shareholder termination. However, decision to call remains at the Company's sole discretion.

           - The foregoing provisions under the heading "Other Liquidity Events" replace the provisions relating to "Repurchase Rights" set forth in the draft Options Plan term sheet and only apply to the Management Shareholders.

     . Financial Reporting:

           - The Company shall provide each Shareholder with copies of its quarterly (unaudited) and annual audited financial statements promptly upon their completion in any period during which a Shareholder remains a Shareholder, but is not an officer of the Company.

     . Preemptive Rights:

           - The Shareholders shall be entitled to customary preemptive rights with respect to the sale of Common Stock or other equity convertible into Common Stock of the Company; provided, that (i) the Shareholder remains an employee (or consultant) and a Shareholder at the time he exercises such right and (ii) such Shareholder must act within the time frame presented by the Company with respect to the exercise of such preemptive rights.

     . Public Offering:

           - If the Company is a public company, this agreement shall be of no further force and effect, except the provisions under the headings "Registration Rights," "Tag-Along Rights" and "Drag-Along Rights" shall survive notwithstanding the Company being a public company.